Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, in Post-Effective Amendment No. 5 to the Registration Statement (Form N-2 No. 333-209496) of Sierra Total Return Fund and to the incorporation by reference therein of our report dated August 28, 2017 with respect to the financial statements of Sierra Total Return Fund as of June 30, 2017, and for the period from June 1, 2017 (commencement of operations) to June 30, 2017.

/s/ Ernst & Young LLP
New York, New York
December 11, 2017